UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Regis Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 5, 2011,

To Our Shareholders:

Regis recently mailed to all of our shareholders our proxy statement for the 2011 Annual Meeting of Shareholders scheduled for October 27, 2011.  Your Board of Directors is asking you to support the election at the Annual Meeting of all seven of its director nominees, six of whom are independent: Paul D. Finkelstein, Rolf F. Bjelland, Joseph L. (“Joel”) Conner, Van Zandt Hawn, Susan S. Hoyt, Michael J. Merriman and Stephen E. Watson.

Change is underway at Regis and the Board and management team remain firmly committed to enhancing value for shareholders.  Consistent with this focus, the Board has approved important new initiatives related to the Company’s business.  These initiatives are being implemented to improve Regis’ financial performance by driving revenue growth, improving operational efficiency and significantly reducing expenses.  We expect that by executing on these initiatives, Regis will be better positioned to deliver greater value for our shareholders.  In addition, the Board is implementing significant corporate governance changes.

As you may know, a group calling itself Starboard Value and Opportunity Fund, which began buying stock in your Company just a few months ago, has nominated three individuals for election to the Board.  You may have recently received a letter from Starboard, which we believe is misleading and contains numerous errors, while also claiming credit for many of the initiatives described below that predate Starboard’s initial investment in the Company in June of this year.  Regis will address Starboard’s claims in due course.  We urge you NOT to sign any White proxy card sent to you by Starboard Value.  Support your Board by using the enclosed GOLD proxy card to vote by telephone or Internet or by signing, dating and returning the GOLD proxy card TODAY.

IMPORTANT REVENUE INITIATIVES DESIGNED TO DRIVE
SIGNIFICANT EARNINGS GROWTH

As Regis has stated on its recent earnings calls and at investor presentations, the Company has been implementing key initiatives to drive revenue growth.  These initiatives are focused on:

•          Increasing customer centricity;

•          Leveraging the power of the Company’s brands; and

•          Enhancing the use of technology in the field to improve connectivity with salons.

These revenue enhancements and expense reductions are critical to the Company’s ability to grow earnings and enhance value for shareholders.  Through cost savings, Regis has reduced the level of same-store sales growth required to grow earnings from 2% to (1%) for fiscal 2012.  Assuming no operational changes and 3% inflation, we estimate that each incremental 1.5% same-store sales growth generates $14 million to $15 million in EBITDA or approximately $0.12 in EPS annually.  The cumulative impact of incremental 1.5% same-store sales growth on EPS is significant over the next few years.

EXPANDING ON AGGRESSIVE COST-CUTTING AND COST CONTAINMENT PROGRAMS TO IMPROVE EARNINGS AND CASH FLOW

Regis has taken numerous steps to reduce and contain costs, having achieved $43 million of savings over the past three fiscal years.  The Company has a firm goal in place of delivering improved earnings and cash flow in fiscal 2012 and beyond.  To achieve this objective, Regis is implementing aggressive cost-cutting and cost containment programs.  To this end, Regis expects additional savings from its current cost structure of $40 million to $50 million to be achieved over the next two fiscal years.  In addition, the Board and management team are committed to continuing to identify and evaluate opportunities for further cost reduction.  The targeted cuts focus on:

•          Increasing technology use to reduce travel and printing expenses;

•          Lowering salon payroll costs by reducing turnover and enhancing leveraged pay plans;

•          Reducing interest expense;

•          Renegotiating contracts; and

•          Lowering corporate G&A.

In aggregate, Regis expects to achieve $80 million to $90 million in cost savings from fiscal 2009 to fiscal 2013.  The Company believes these cost savings can be achieved without adversely affecting our stylists or future growth.

REVIEW OF ALTERNATIVES FOR NON-CORE ASSETS

Consistent with its ongoing evaluation of non-core assets, Regis has retained BofA Merrill Lynch as financial advisor in conjunction with its review of Hair Club for Men and Women.  In the event of a completed divestiture, Regis currently anticipates returning excess cash to shareholders through a buyback or dividend.  Regis does not anticipate providing updates of this evaluation unless and until the Board enters into a definitive agreement or the process is terminated.

IMPLEMENTING SIGNIFICANT EXECUTIVE AND BOARD TRANSITIONS
AS WELL AS IMPORTANT GOVERNANCE CHANGES

As previously announced, as part of its planned CEO succession process begun more than three years ago, the Regis Board of Directors has named Randy L. Pearce, who currently serves as President, to succeed Paul D. Finkelstein as Chief Executive Officer in February 2012.  Randy has done an outstanding job as President and the Board is excited to welcome him to his new position as CEO in February.  This announcement follows the announcement of a new leadership team earlier in the year, which included the appointment of a new President, Chief Operating Officer, Chief Financial Officer and head of Business Development.  The new leadership team has already begun to execute its plan to improve the future performance of the Company which it expects will deliver substantial value to shareholders over time.

As previously announced, the Nominating and Corporate Governance Committee has nominated Michael J. Merriman, a highly-qualified independent candidate, whose background and experience are described in the Company’s proxy statement, to stand for election at the 2011 Annual Meeting of Shareholders.  David B. Kunin, who has served on the Board for 14 years, will not stand for election in 2011.  Mr. Finkelstein, who had previously announced his decision to step down as Chief Executive Officer in February 2012, will not stand for election as a director at the 2012 Annual Meeting of Shareholders.  Likewise, Rolf F. Bjelland will not stand for election as a director at the 2012 Annual Meeting of Shareholders.  Regis also plans to appoint an independent Chairman of the Board by July 1, 2012, as well as add a new independent director to the Board during 2012.  The implementation of Regis’ governance changes will result in the majority of our directors having commenced service in 2010 or afterwards.

REGIS HAS THE RIGHT PLAN AND THE RIGHT BOARD TO ENHANCE VALUE

Regis is implementing what we believe to be a thoughtful, aggressive plan to cut considerable costs while generating significant shareholder value.  The Company believes that the Regis nominees — Paul D. Finkelstein, Rolf F. Bjelland, Joseph L. (“Joel”) Conner, Van Zandt Hawn, Susan S. Hoyt, Michael J. Merriman and Stephen E. Watson — comprise a well-balanced Board with diverse experience and senior leadership relevant to our business, and we believe this board is well positioned to help Regis succeed.

Regis’ Board is committed to acting in the best interest of the Company’s shareholders.  The Board is fully engaged in driving the overall strategy by which Regis seeks to deliver an excellent customer experience and create shareholder value, and believes that its previously announced strategic initiatives and governance changes will enhance that effort.  On behalf of the Board of Directors and management team, we thank you for your continued support of Regis.

Sincerely,

Paul Finkelstein	Randy L. Pearce
Chairman and Chief Executive Officer	President

Your Vote Is Important, No Matter How Many Shares You Own.

If you have questions about how to vote your shares on the GOLD proxy card,

or need additional assistance, please contact the firm

assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free:  (877) 750-5837

Banks and Brokers Call Collect:  (212) 750-5833

IMPORTANT

We urge you NOT to sign any White proxy card sent to you by Starboard Value.  If you have already done so, you have every legal right to change your vote by using the enclosed GOLD proxy card, as only the latest dated proxy card will count.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2011. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

Additional Information

Regis, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from Regis’s shareholders in connection with Regis’s 2011 Annual Meeting of Shareholders.  The Company has filed a definitive proxy statement with the SEC with respect to the 2011 Annual Meeting of Shareholders. Investors and security holders are urged to read the definitive proxy statement and GOLD proxy card because they contain important information. Investors and security holders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov and by contacting Investor Relations at (952) 947-7777. Investors and security holders may also obtain free copies of the documents filed with the SEC on the Company’s website at http://www.regiscorp.com.